EXHIBIT 99.2

Quanex Building Products Corporation Fiscal 2012 Third Quarter Results

Reported Operating Income of $0.04 Per Diluted Share

Insulating Glass Spacer Facility Consolidation Completed in August

Engineered Products Group Outperformed Its End Market

Cash & Equivalents of $62 million

HOUSTON, Sept. 4, 2012 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products Groups, today released fiscal 2012 third quarter results for the period ending July 31, 2012.

Third quarter 2012 consolidated net sales were $237.9 million, compared to $252.4 million a year ago. Third quarter 2012 diluted income from continuing operations was $0.04 per share compared to diluted income of $0.24 share a year ago. The table below details certain income/expense items recognized in the third quarter of 2012 and 2011.

Per Diluted Share	Segment	3rd qtr 2012	3rd qtr 2011

Income As Reported		$0.04	$0.24
Impact on EPS:
Strike Related	Nichols	($0.03)	---
IG Facility Consolidation	EPG	($0.04)	---
IG Warranty	EPG	$0.02	---
Transaction Related	Corp	---	($0.02)
ERP Implementation	Corp	($0.03)	($0.01)
LIFO	Corp	---	($0.03)

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

EPG's third quarter 2012 net sales were $134.1 million compared to $124.1 million a year ago. The 8% improvement in sales was predominantly related to higher vinyl extrusion sales.

EPG's third quarter 2012 operating income was $13.1 million compared to $14.1 million a year ago, and included an Insulating Glass (IG) warranty benefit from a change in estimate of $0.8 million.  Expenses related to the IG facility consolidation were $2.5 million in the quarter. There was no related consolidation expense in the year ago quarter.

Engineered Products Group (in millions)
	3rd qtr 2012	3rd qtr 2011
Net sales	$134.1	$124.1
Operating income	$13.1*	$14.1

* Includes $2.5 million of IG facility consolidation expense and $0.8 million of IG Warranty benefit.

EPG "same store" sales for the 12 months ended July, 2012 were up 6% from the previous 12 months, compared to total U.S. window shipments as reported by Ducker Worldwide down 2% over the same period.  EPG is expected to report operating income of about $30 million in the second half of 2012, excluding $3 million of IG spacer consolidation expenses.

IG Spacer Consolidation Program

On November 7, 2011, Quanex announced a consolidation program for its IG spacer manufacturing facility in Barbourville, KY into its IG spacer manufacturing facility in Cambridge, OH. The cash costs associated with the program, completed in August 2012, were approximately $13 million through quarter end, and about $8 million of these costs were expensed. The Barbourville facility is now closed and is being prepared for sale. Quanex expects a payback period on its investment of about 2.6 years, based on annual, pre-tax cash savings of $9 million, which is expected to begin in fiscal 2013.

Aluminum Sheet Products Group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential repair & remodel (R&R) and new home construction.

Nichols Aluminum's third quarter 2012 shipments, net sales, operating loss, and spread (sales less material costs) were 75 million pounds, $107.0 million, $3.2 million and $0.38 per pound, respectively. Shipments were modestly down from the year ago quarter due primarily to a temporary equipment-related outage at the group's casting facility. The spread was down 22% from the year ago quarter due to a larger reduction in aluminum prices than the reduction in material costs. Customer demand remained strong through the quarter, and that demand is expected to carry through the fourth quarter.

Compared to the year ago quarter, the operating loss reflected: reduced shipped pounds; $2.1 million of strike-related semi-finished coil purchase expenses; and the impact of a lower spread.

Aluminum Sheet Products (in millions except for spread)
	3rd qtr 2012	3rd qtr 2011
Net sales	$107.0	$132.1
Operating inc/(loss)	($3.2)*	$7.4
Shipped pounds	75	80
Spread per pound	$0.38	$0.49

* Includes $2.1 million of strike-related coil purchase expenses.

Nichols Aluminum's shipments for the 12 months ended July 31, 2012, were down 18% from the previous 12 months, versus industry shipments as reported by the Aluminum Association that were up 6% over the same period. This underperformance is primarily attributed to the impact of a strike in the second quarter, facility performance issues, and weaker residential demand, where it has a larger presence, compared to relatively stronger distribution and transportation demand, where it has a smaller presence.

For the second half of 2012, Nichols is expected to ship roughly 150 million pounds (up modestly from the second half of 2011) at an estimated spread of $0.40 per pound (down $0.10 from second half of 2011), and generate operating income of about $3 million, excluding the $2.1 million of strike-related, carryover expenses associated with Nichols' purchase of semi-finished coils.

As previously reported, the Nichols Aluminum Decatur facility has experienced recurring quality issues with its painted aluminum sheet. In an effort to significantly improve the quality and efficiency of the facility, the company anticipates replacing the paint line's drying oven. The project is estimated to cost $6 million and is targeted to be completed during the December 2012 shutdown.

Corporate and Other Items

Corporate expenses in the quarter were $8.4 million, including ERP expenses of $1.9 million.

Third Quarter 2012 Balances

At quarter end, Quanex had a cash balance of $62.3 million and total debt outstanding of $1.3 million. Cash provided by operating activities for the 9 months ended was $6 million. The company had no borrowings under its $270 million revolving credit facility at quarter end, however, due to the facility's EBITDA covenant requirements, the available capacity was approximately $141 million at the end of the quarter. Future uses of cash could be to fund organic growth activities, fund cash dividends on the company's common stock, make acquisitions, and repurchase outstanding shares. During the third quarter, the company did not purchase any outstanding common stock.

Business Outlook

Difficult macro-economic factors will continue to create tough market conditions for Quanex. The company currently expects calendar year 2012 U.S. window shipments to be about 39 million units, essentially in-line with Ducker's 2012 forecasted shipments of 39.6 million. Quanex noted that while industry shipments of finished windows for the residential new home construction market continued to show meaningful improvement over 2011, residential R&R window shipments, a key end market for its Engineered Products Group, remained flat to last year. The company remains positive on the long term prospects of its end markets and continues to invest in its future.

Dividend Declared

As previously announced on August 30, 2012, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable September 28, 2012, to shareholders of record on September 14, 2012.

Financial Statistics as of 07/31/12

Book value per common share: $11.34; Total debt to capitalization: 0.3%; Return on invested capital: (2.6%); Actual number of common shares outstanding: 36,924,637.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results of Quanex, the financial condition of Quanex, future uses of cash, expectations relating to the consolidation of the company's IG spacer manufacturing facilities, expectations relating to 2012 expenditures, expenses and tax rates, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2011, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three Months Ended July 31,			Nine Months Ended July 31,
2012	2011		2012	2011

$237,905	$252,413	Net sales	$ 593,928	$ 615,333

200,663	209,667	Cost of sales (exclusive of items shown separately below)	510,542	524,834
26,659	18,912	Selling, general and administrative	80,936	61,230
9,131	9,197	Depreciation and amortization	28,381	24,583
1,452	14,637	Operating income (loss)	(25,931)	4,686
(108)	(110)	Interest expense	(348)	(341)
21	(311)	Other, net	199	127
		Income (loss) from continuing operations
1,365	14,216	before income taxes	(26,080)	4,472
166	(5,200)	Income tax benefit (expense)	8,578	(1,573)
1,531	9,016	Income (loss) from continuing operations	(17,502)	2,899
—	—	Income (loss) from discontinued operations, net of taxes	—	(12)
$ 1,531	$ 9,016	Net income (loss)	$ (17,502)	$ 2,887

		Basic earnings per common share:
$ 0.04	$ 0.24	Earnings (loss) from continuing operations	$ (0.48)	$ 0.08
—	—	Income (loss) from discontinued operations	—	—
$ 0.04	$ 0.24	Basic earnings (loss) per share	$ (0.48)	$ 0.08

		Diluted earnings per common share:
$ 0.04	$ 0.24	Earnings (loss) from continuing operations	$ (0.48)	$ 0.08
—	—	Income (loss) from discontinued operations	—	—
$ 0.04	$ 0.24	Diluted earnings (loss) per share	$ (0.48)	$ 0.08

		Weighted average common shares outstanding:
36,637	37,125	Basic	36,584	37,103
37,163	37,684	Diluted	36,584	37,710

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

July 31, 2012		October 31, 2011
	Assets
$ 62,292	Cash and equivalents	$ 89,619
88,348	Accounts receivable, net	81,969
62,944	Inventories	55,842
19,909	Deferred income taxes	11,220
8,443	Prepaid and other current assets	6,423
241,936	Total current assets	245,073
165,533	Property, plant and equipment, net	158,209
9,605	Deferred income taxes	7,669
67,415	Goodwill	69,432
79,792	Intangible assets, net	87,943
14,892	Other assets	16,603
$ 579,173	Total assets	$ 584,929
	Liabilities and stockholders' equity
$ 75,889	Accounts payable	$ 66,339
46,126	Accrued liabilities	38,058
353	Current maturities of long-term debt	352
122,368	Total current liabilities	104,749
974	Long-term debt	1,314
6,213	Deferred pension and postretirement benefits	7,784
6,695	Liability for uncertain tax positions	8,412
10,297	Non-current environmental reserves	11,221
13,888	Other liabilities	14,223
160,435	Total liabilities	147,703
418,738	Total stockholders' equity	437,226
$ 579,173	Total liabilities and stockholders' equity	$ 584,929

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Nine Months Ended July 31,
	2012	2011
Operating activities:
Net income (loss)	$ (17,502)	$ 2,887
Loss (income) from discontinued operations	—	12

Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	28,434	24,635
Restructuring charges	1,206	1,118
Deferred income taxes	(9,437)	(295)
Stock-based compensation	3,782	3,599

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	(7,114)	(4,991)
Decrease (increase) in inventory	(7,515)	(9,778)
Decrease (increase) in other current assets	(757)	244
Increase (decrease) in accounts payable	10,242	(2,801)
Increase (decrease) in accrued liabilities	6,566	(6,879)
Increase (decrease) in income taxes	(771)	(1,392)
Increase (decrease) in deferred pension and postretirement benefits	(1,572)	965
Other, net	425	2,568
Cash provided by (used for) operating activities from continuing operations	5,987	9,892
Cash provided by (used for) operating activities from discontinued operations	—	(68)
Cash provided by (used for) operating activities	5,987	9,824
Investing activities:
Acquisitions, net of cash acquired	—	(110,845)
Capital expenditures	(31,710)	(16,969)
Proceeds from property insurance claim	479	—
Proceeds from executive life insurance	—	683
Other, net	36	75
Cash provided by (used for) investing activities from continuing operations	(31,195)	(127,056)
Cash provided by (used for) investing activities from discontinued operations	—	—
Cash provided by (used for) investing activities from continuing operations	(31,195)	(127,056)
Financing activities:
Repayments of long-term debt	(339)	(333)
Common stock dividends paid	(4,413)	(4,500)
Purchase of treasury stock	(1,284)	(4,289)
Issuance of common stock from stock option exercises, including related tax benefits	2,914	1,089
Other, net	—	392
Cash provided by (used for) financing activities from continuing operations	(3,122)	(7,641)
Cash provided by (used for) financing activities from discontinued operations	—	(392)
Cash provided by (used for) financing activities	(3,122)	(8,033)
Effect of exchange rate changes on cash and equivalents	1,003	47
LESS: (Increase) decrease in cash and equivalents from discontinued operations	—	460
Increase (decrease) in cash and equivalents from continuing operations	(27,327)	(124,758)

Cash and equivalents at beginning of period	89,619	187,178
Cash and equivalents at end of period	$ 62,292	$ 62,420

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended July 31,			Nine Months Ended July 31,
2012	2011		2012	2011
		Net Sales:
$134,060	$124,119	Engineered Products	$ 342,223	$ 290,623
107,024	132,130	Aluminum Sheet Products	261,017	334,328
241,084	256,249	Building Products	603,240	624,951

(3,179)	(3,836)	Eliminations	(9,312)	(9,618)

$237,905	$252,413	Net Sales	$ 593,928	$ 615,333

		Operating Income (Loss):
$13,063	$14,146	Engineered Products	$ 14,949	$ 15,411
(3,162)	7,417	Aluminum Sheet Products	(16,213)	14,027
9,901	21,563	Building Products	(1,264)	29,438

(8,449)	(6,926)	Corporate and Other	(24,667)	(24,752)

$1,452	$14,637	Operating Income (Loss)	$ (25,931)	$ 4,686
CONTACT: Financial Contact: Jeff Galow, 713-877-5327

         Media Contact: Valerie Calvert, 713-877-5305